EXHIBIT 5.1
June 28, 2021

Oblong, Inc. 25587 Conifer Road #105-231 Conifer, CO 80433

Re:    Offering of Shares of Common Stock and Warrants to Purchase Shares of Common Stock of Oblong, Inc.

Ladies and Gentlemen:
    We have acted as counsel to Oblong, Inc., a Delaware corporation (the  “Company”), in connection with the preparation and filing of a prospectus supplement dated June 28, 2021 (the “Prospectus Supplement”) to the prospectus dated January 15, 2021 (together, the “Prospectus”). The Prospectus relates to the offering and sale by the Company, pursuant to that certain Securities Purchase Agreement, dated June 28, 2021 (the “Purchase Agreement”), by and among the Company and each purchaser identified on the signature pages thereto, of (i) 4,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (the “Shares”), and (ii) Series A common stock purchase warrants to purchase 1,000,000 shares of Common Stock from the Company (the “Warrants”) (such shares of Common Stock to be issued upon exercise of the Warrants, the “Warrant Shares”).

The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-252145) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

    In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement

Arnold & Porter Kaye Scholer LLP 1144 Fifteenth Street, Suite 3100 | Denver, CO 80202-2569, UNITED STATES OF AMERICA | www.arnoldporter.com

Oblong
June 28, 2021

and the Prospectus; the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both as currently in effect, and such other documents, corporate records and other instruments; and have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinions expressed below. We have also assumed that, upon sale and delivery, certificates representing the Shares and the Warrant Shares will have been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations for the issuance of the Shares or the Warrant Shares in uncertificated form will have been duly made in the share register of the Company. We have also assumed that at the time of the issuance of the Warrant Shares, there will be a sufficient number of authorized and unissued shares of Common Stock that will not have been previously subscribed for, reserved or otherwise committed to be issued, available to issue the Warrant Shares. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

    In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have assumed that all Shares and Warrants will be sold in the manner stated in the Prospectus and the Purchase Agreement.

    Based upon the foregoing, and subject to the qualifications, limitations and exceptions set forth herein, we are of the opinion that:

a)The Shares, when issued, sold and delivered against payment of the purchase price therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

b)The Warrants, when issued and delivered by the Company, will constitute legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, equitable subordination, or similar laws and doctrines.

Oblong
June 28, 2021

c)The Warrant Shares have been duly authorized and will, when issued upon due exercise of the applicable Warrants and against payment of the applicable exercise price (or cashless exercise, as applicable) in accordance with the terms of the applicable Warrants, be validly issued, fully paid and nonassessable.

This opinion letter is based as to matters of law solely on the applicable provisions of the General Corporation Law of the State of Delaware, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “General Corporation Law of the State of Delaware, as amended” includes the statutory provisions and reported judicial decisions interpreting these laws.

The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any acts, events, facts or circumstances occurring after the date hereof or which may hereafter come to our attention, or any change in the law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement, to the use of our name in the Registration Statement (including the Prospectus) under the caption “Legal Matters,” and to the discussion of this opinion under such caption. By giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

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Very truly yours,
/s/ Arnold & Porter Kaye Scholer LLP
ARNOLD & PORTER KAYE SCHOLER LLP

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